1Q25 Key Financial Data				1Q25 Financial Highlights

PROFITABILITY METRICS	1Q25	4Q24	1Q24

•Net income of $1,709 million and diluted earnings per common share of $1.03
•Return on tangible common equity of 17.5%, return on average assets of 1.04%, and efficiency ratio of 60.8%
•Positive operating leverage of 270 basis points on a year-over-year basis, as adjusted for notable items in the first quarter of 2024
•Net revenue of $6,958 million, an increase of 3.6% year-over-year, including an increase of 2.7% in net interest income on a taxable-equivalent basis and an increase of 5.0% in noninterest income
•Net interest margin of 2.72%, an increase of 2 basis points on a year-over-year basis and a 1 basis point increase on a linked quarter basis
•Noninterest expense increase of 0.9% on a year-over-year basis and 0.7% on a linked quarter basis, as adjusted for notable items in the prior quarters
•CET1 capital ratio of 10.8% at March 31, 2025, compared with 10.6% at December 31, 2024
•Average total loans increased 2.1% on a year-over-year basis and 0.9% on a linked quarter basis

Return on average assets (%)	1.04	.98	.81
Return on average common equity (%)	12.3	12.1	10.0
Return on tangible common equity (%) (a)	17.5	17.4	15.1
Net interest margin (%)	2.72	2.71	2.70
Efficiency ratio (%) (a)	60.8	61.5	66.4
Tangible efficiency ratio (%) (a)	59.1	59.5	64.2

INCOME STATEMENT (b)	1Q25	4Q24	1Q24
Net interest income (taxable-equivalent basis)	$4,122	$4,176	$4,015
Noninterest income	$2,836	$2,833	$2,700
Noninterest expense	$4,232	$4,311	$4,459
Net income attributable to U.S. Bancorp	$1,709	$1,663	$1,319
Diluted earnings per common share	$1.03	$1.01	$.78
Dividends declared per common share	$.50	$.50	$.49

BALANCE SHEET (b)	1Q25	4Q24	1Q24
Average total loans	$379,028	$375,655	$371,070
Average total deposits	$506,534	$512,313	$503,061
Net charge-off ratio (%)	.59	.60	.53
Book value per common share (period end)	$34.16	$33.19	$31.26
Basel III standardized CET1 (%) (c)	10.8	10.6	10.0

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
"In the first quarter we reported diluted earnings per share of $1.03 and delivered a return on tangible common equity of 17.5%. We managed expenses with discipline and delivered 270 basis points of positive operating leverage on an adjusted basis – our third consecutive quarter of year-over-year growth in revenues outpacing expenses. Total net revenue of approximately $7.0 billion was supported by slight margin expansion and year-over-year growth in fee revenue of 5%. Importantly, asset quality and capital levels are strong. This quarter, our net charge-off ratio improved modestly and common equity tier 1 capital ratio increased by 20 basis points to 10.8%. As we navigate macro economic uncertainties, we will continue to manage the bank with strong risk management capabilities. As I step into the role as Chief Executive Officer, I am excited to lead this exceptional banking franchise and confident in our ability to deliver strong and consistent financial results. I would like to thank my U.S. Bank colleagues for their dedication to our company. As we collectively mourn the loss of our dear friend and colleague, Terry Dolan, the U.S. Bank family truly appreciates the outpouring of support and heartfelt condolences we’ve received from far and wide. Our prayers continue to be with his family and friends during this most difficult time.

Finally, on behalf of the U.S. Bank team, I want to thank Andy Cecere for his 40+ years of thoughtful, dedicated, and steady leadership."
— Gunjan Kedia, President and CEO, U.S. Bancorp

Business and Other Highlights
U.S. Bank personal loans now available through State Farm
In the latest expansion of the State Farm and U.S. Bank alliance, State Farm customers can now apply for U.S. Bank personal loans for up to $50,000 working directly with their agent. To date, more than 900,000 State Farm customers have accessed a suite of U.S. Bank products including deposits, co-branded credit cards and business banking products and services. This is the latest expansion of the collaboration between U.S. Bank and State Farm, which began in 2020.

U.S. Bank introduces Spend Management for business owners
U.S. Bank has introduced a new Spend Management platform to help businesses monitor, track and control their card-based spending. This all-in-one platform is available through the bank’s full portfolio of business credit cards, giving business owners an alternative to using multiple tools. Spend Management gives owners the ability to easily manage how employees use cards.
U.S. Bank Shield™ Visa® card offers 0 percent intro APR for 24 billing cycles
U.S. Bank announced the launch of the U.S. Bank Shield™ Visa® Card, a no annual fee card that provides great value for consumers. The card offers a market-leading introductory 0% APR on purchases and balance transfers for the first 24 billing cycles, and a variable APR thereafter. The card also includes an array of purchase protection and cash-back benefits.

U.S. Bank introduces all-in-one business checking plus payments acceptance
U.S. Bank has launched a premier all-in-one checking account combined with payments acceptance capabilities for small businesses, called Business Essentials. The account enables businesses to accept credit card payments with free same-day access to their funds and a free mobile card reader, in addition to checking with unlimited digital transactions and no monthly maintenance fee.

Investor contact: George Andersen, George.Andersen@usbank.com | Media contact: Jeff Shelman, Jeffrey.Shelman@usbank.com

U.S. Bancorp First Quarter 2025 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24

Net interest income	$4,092	$4,146	$3,985	(1.3)	2.7	$4,092	$4,146	$3,985	(1.3)	2.7
Taxable-equivalent adjustment	30	30	30	—	—	30	30	30	—	—
Net interest income (taxable-equivalent basis)	4,122	4,176	4,015	(1.3)	2.7	4,122	4,176	4,015	(1.3)	2.7
Noninterest income	2,836	2,833	2,700.1		5.0	2,836	2,833	2,700.1		5.0
Total net revenue	6,958	7,009	6,715	(.7)	3.6	6,958	7,009	6,715	(.7)	3.6
Noninterest expense	4,232	4,311	4,459	(1.8)	(5.1)	4,232	4,202	4,194.7		.9
Income before provision and income taxes	2,726	2,698	2,256	1.0	20.8	2,726	2,807	2,521	(2.9)	8.1
Provision for credit losses	537	560	553	(4.1)	(2.9)	537	560	553	(4.1)	(2.9)
Income before taxes	2,189	2,138	1,703	2.4	28.5	2,189	2,247	1,968	(2.6)	11.2
Income taxes and taxable-equivalent adjustment	473	468	377	1.1	25.5	473	495	443	(4.4)	6.8
Net income	1,716	1,670	1,326	2.8	29.4	1,716	1,752	1,525	(2.1)	12.5
Net (income) loss attributable to noncontrolling interests	(7)	(7)	(7)	—	—	(7)	(7)	(7)	—	—
Net income attributable to U.S. Bancorp	$1,709	$1,663	$1,319	2.8	29.6	$1,709	$1,745	$1,518	(2.1)	12.6
Net income applicable to U.S. Bancorp common shareholders	$1,603	$1,581	$1,209	1.4	32.6	$1,603	$1,662	$1,407	(3.5)	13.9
Diluted earnings per common share	$1.03	$1.01	$.78	2.0	32.1	$1.03	$1.07	$.90	(3.7)	14.4

(a)4Q24 excludes $109 million ($82 million net-of-tax) of notable items related to lease impairments and operational efficiency actions. 1Q24 excludes $265 million ($199 million net-of-tax) of notable items including: $155 million of merger and integration-related charges and a $110 million charge for the increase in the FDIC special assessment.
(b)See Non-GAAP Financial Measures reconciliation beginning on page 18.

Net income attributable to U.S. Bancorp was $1,709 million for the first quarter of 2025, $390 million higher than the $1,319 million for the first quarter of 2024 and $46 million higher than the $1,663 million for the fourth quarter of 2024. Diluted earnings per common share was $1.03 in the first quarter of 2025, compared with $0.78 in the first quarter of 2024 and $1.01 in the fourth quarter of 2024. The first quarter of 2024 included notable items of $199 million or ($0.12) per diluted common share. The fourth quarter of 2024 included notable items of $82 million or ($0.06) per diluted common share. Excluding the impact of prior period notable items, net income attributable to U.S. Bancorp for the first quarter of 2025 was $191 million higher than the first quarter of 2024 and $36 million lower than the fourth quarter of 2024.

The increase in net income attributable to U.S. Bancorp year-over-year was primarily due to higher total net revenue, lower noninterest expense and lower provision for credit losses. Excluding notable items in the prior year quarter, net income attributable to U.S. Bancorp in the first quarter of 2025 increased 12.6 percent compared with the first quarter of 2024. Net interest income increased 2.7 percent on a year-over-year taxable-equivalent basis, due to the mix of earning assets, fixed asset repricing and modest loan growth, partially offset by deposit mix. The net interest margin increased to 2.72 percent in the first quarter of 2025 from 2.70 percent in the first quarter of 2024, driven by factors described above, partially offset by higher average earning assets. Noninterest income increased 5.0 percent compared with a year ago driven by higher payment services revenue, trust and investment management fees, and other revenue. Noninterest expense decreased 5.1 percent primarily due to lower compensation and employee benefits and the notable items in the prior year quarter, partially offset by higher marketing and business development expense, technology and communications expense and other noninterest expense. Excluding notable items in the prior year quarter, noninterest expense in the first quarter of 2025 increased 0.9 percent compared with the first quarter of 2024. The provision for credit losses decreased $16 million (2.9 percent) compared with the first quarter of 2024, largely driven by improved credit quality and portfolio mix.

U.S. Bancorp First Quarter 2025 Results
Net income attributable to U.S. Bancorp increased on a linked quarter basis primarily due to lower noninterest expense driven by notable items in the fourth quarter of 2024 and lower provision for credit losses, partially offset by a decrease in total net revenue. Excluding notable items in the fourth quarter of 2024, net income attributable to U.S. Bancorp in the first quarter of 2025 decreased 2.1 percent on a linked quarter basis. Net interest income decreased 1.3 percent on a linked quarter taxable-equivalent basis primarily driven by fewer days in the quarter and deposit seasonality. The net interest margin increased to 2.72 percent in the first quarter of 2025 from 2.71 percent in the fourth quarter of 2024, driven by lower average earning assets. Noninterest income in the first quarter of 2025 increased 0.1 percent from the fourth quarter of 2024 primarily due to higher mortgage banking revenue and capital markets revenue, partially offset by lower payment services revenue and lower trust and investment management fees. Noninterest expense in the first quarter of 2025 decreased by 1.8 percent from the fourth quarter of 2024 primarily due to fourth quarter 2024 notable items and lower professional services expense, partially offset by higher compensation and employee benefits expense, marketing and business development expense, and other noninterest expense. Excluding notable items in the fourth quarter of 2024, noninterest expense increased 0.7 percent on a linked quarter basis. The provision for credit losses decreased $23 million (4.1 percent) compared with the fourth quarter of 2024, largely driven by lower commercial real estate net charge-offs.

U.S. Bancorp First Quarter 2025 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24

Components of net interest income
Income on earning assets	$7,546	$7,862	$7,795	$(316)	$(249)
Expense on interest-bearing liabilities	3,424	3,686	3,780	(262)	(356)
Net interest income	$4,122	$4,176	$4,015	$(54)	$107

Average yields and rates paid
Earning assets yield	4.99%	5.10%	5.25%	(.11)%	(.26)%
Rate paid on interest-bearing liabilities	2.75	2.91	3.12	(.16)	(.37)
Gross interest margin	2.24%	2.19%	2.13%	.05%	.11%
Net interest margin	2.72%	2.71%	2.70%	.01%	.02%

Average balances
Investment securities (a)	$171,178	$171,325	$161,236	$(147)	$9,942
Loans	379,028	375,655	371,070	3,373	7,958
Interest-bearing deposits with banks	43,735	50,368	50,903	(6,633)	(7,168)
Other earning assets	14,466	13,911	10,924	555	3,542
Earning assets	610,230	614,268	596,135	(4,038)	14,095
Interest-bearing liabilities	504,023	504,439	487,351	(416)	16,672

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2025 was $4,122 million, an increase of $107 million (2.7 percent) from the first quarter of 2024. The increase was primarily due to the mix of earning assets, fixed asset repricing and modest loan growth, partially offset by deposit mix. Average earning assets were $14.1 billion (2.4 percent) higher than the first quarter of 2024, reflecting increases of $9.9 billion (6.2 percent) in average investment securities due to balance sheet repositioning and liquidity management, $8.0 billion (2.1 percent) in average total loans and $3.5 billion (32.4 percent) in other earning assets, partially offset by a decrease of $7.2 billion (14.1 percent) in average interest-bearing deposits with banks.

Net interest income on a taxable-equivalent basis decreased $54 million (1.3 percent) on a linked quarter basis primarily driven by fewer days in the quarter and deposit seasonality. Average earning assets were $4.0 billion (0.7 percent) lower on a linked quarter basis, reflecting decreases of $6.6 billion (13.2 percent) in average interest-bearing deposits with banks and $1.2 billion (39.4 percent) in loans held for sale, partially offset by an increase of $3.4 billion (0.9 percent) in average total loans.

The net interest margin in the first quarter of 2025 was 2.72 percent, compared with 2.70 percent in the first quarter of 2024 and 2.71 percent in the fourth quarter of 2024. The increase in the net interest margin from the prior year was driven by factors mentioned above, partially offset by higher average earning assets. The increase in the net interest margin from the prior quarter was driven by lower average earning assets.

U.S. Bancorp First Quarter 2025 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24

Commercial	$135,931	$131,180	$126,602	3.6	7.4
Lease financing	4,199	4,204	4,165	(.1)	.8
Total commercial	140,130	135,384	130,767	3.5	7.2

Commercial mortgages	38,624	39,308	41,545	(1.7)	(7.0)
Construction and development	10,266	10,563	11,492	(2.8)	(10.7)
Total commercial real estate	48,890	49,871	53,037	(2.0)	(7.8)

Residential mortgages	118,844	118,406	115,639.4		2.8

Credit card	29,404	29,438	27,942	(.1)	5.2

Retail leasing	3,990	4,035	4,082	(1.1)	(2.3)
Home equity and second mortgages	13,542	13,446	12,983.7		4.3
Other	24,228	25,075	26,620	(3.4)	(9.0)
Total other retail	41,760	42,556	43,685	(1.9)	(4.4)

Total loans	$379,028	$375,655	$371,070.9		2.1

Average total loans for the first quarter of 2025 were $8.0 billion (2.1 percent) higher than the first quarter of 2024. The increase was primarily due to higher total commercial loans (7.2 percent), residential mortgages (2.8 percent) and credit card loans (5.2 percent), partially offset by lower total commercial real estate loans (7.8 percent) and total other retail loans (4.4 percent). The increase in commercial loans was primarily due to growth in loans to financial institutions. The increase in residential mortgages was primarily driven by originations. The increase in credit card loans was primarily driven by customer account growth and higher spend volume. The decrease in commercial real estate loans was primarily due to loan workout activities and payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to lower automobile loans.

Average total loans were $3.4 billion (0.9 percent) higher than the fourth quarter of 2024. The increase was primarily due to higher total commercial loans (3.5 percent) and residential mortgages (0.4 percent), partially offset by lower total commercial real estate loans (2.0 percent) and total other retail loans (1.9 percent). Linked quarter changes were primarily driven by similar factors as the year-over-year changes.

U.S. Bancorp First Quarter 2025 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24

Noninterest-bearing deposits	$79,696	$82,909	$84,787	(3.9)	(6.0)
Interest-bearing savings deposits
Interest checking	125,651	125,111	125,011.4		.5
Money market savings	195,442	206,557	196,502	(5.4)	(.5)
Savings accounts	50,271	41,200	41,645	22.0	20.7
Total savings deposits	371,364	372,868	363,158	(.4)	2.3
Time deposits	55,474	56,536	55,116	(1.9)	.6
Total interest-bearing deposits	426,838	429,404	418,274	(.6)	2.0
Total deposits	$506,534	$512,313	$503,061	(1.1)	.7

Average total deposits for the first quarter of 2025 were $3.5 billion (0.7 percent) higher than the first quarter of 2024. Average noninterest-bearing deposits decreased $5.1 billion (6.0 percent) reflecting balance decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average total savings deposits were $8.2 billion (2.3 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $358 million (0.6 percent) higher than the first quarter of 2024 mainly within Consumer and Business Banking, partially offset by decreases within Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits decreased $5.8 billion (1.1 percent) from the fourth quarter of 2024. Average noninterest-bearing deposits decreased $3.2 billion (3.9 percent) reflecting balance decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average total savings deposits decreased $1.5 billion (0.4 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking, partially offset by increases in Consumer and Business Banking. Average time deposits were $1.1 billion (1.9 percent) lower on a linked quarter basis due to decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking.

U.S. Bancorp First Quarter 2025 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24

Card revenue	$398	$433	$392	(8.1)	1.5
Corporate payment products revenue	189	191	184	(1.0)	2.7
Merchant processing services	415	419	401	(1.0)	3.5
Trust and investment management fees	680	703	641	(3.3)	6.1
Service charges	315	314	315.3		—
Capital markets revenue	382	364	388	4.9	(1.5)
Mortgage banking revenue	173	116	166	49.1	4.2
Investment products fees	87	87	77	—	13.0
Securities gains (losses), net	—	(1)	2	nm	nm
Other	197	207	134	(4.8)	47.0
Total noninterest income	$2,836	$2,833	$2,700.1		5.0

First quarter noninterest income of $2,836 million was $136 million (5.0 percent) higher than the first quarter of 2024. The increase was driven by higher payment services revenue, trust and investment management fees and other revenue. Payment services revenue increased $25 million (2.6 percent) compared with the first quarter of 2024, primarily due to increases across all categories due to business volume growth. Card revenue was impacted by a reduction in prepaid card volumes from a year ago. Trust and investment management fees increased $39 million (6.1 percent) driven by business growth and favorable market conditions. Other revenue increased $63 million (47.0 percent) due to higher tax credit investment activity and the impact of other favorable items.

Noninterest income was $3 million (0.1 percent) higher in the first quarter of 2025 compared with the fourth quarter of 2024. The increase was driven by higher mortgage banking revenue and capital markets revenue. Mortgage banking revenue increased $57 million (49.1 percent) primarily driven by the change in fair value of mortgage servicing rights, net of hedging activities. Capital markets revenue increased $18 million (4.9 percent) mainly due to higher corporate bond fees, partially offset by lower customer-related derivative activity. Partially offsetting these increases were lower payment services revenue, trust and investment management fees and other revenue. Payment services revenue decreased $41 million (3.9 percent) compared with the fourth quarter of 2024, primarily due to a decrease in card revenue of $35 million (8.1 percent) due to seasonally lower spend volume. Trust and investment management fees decreased $23 million (3.3 percent) due to less favorable market conditions than the fourth quarter of 2024. Other revenue decreased $10 million (4.8 percent) principally driven by seasonally lower tax credit investment activity.

U.S. Bancorp First Quarter 2025 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24

Compensation and employee benefits	$2,637	$2,607	$2,691	1.2	(2.0)
Net occupancy and equipment	306	317	296	(3.5)	3.4
Professional services	98	135	110	(27.4)	(10.9)
Marketing and business development	182	160	136	13.8	33.8
Technology and communications	533	534	507	(.2)	5.1
Other intangibles	123	139	146	(11.5)	(15.8)
Other	353	310	308	13.9	14.6
Total before notable items	4,232	4,202	4,194.7		.9
Notable items	—	109	265	nm	nm
Total noninterest expense	$4,232	$4,311	$4,459	(1.8)	(5.1)

First quarter noninterest expense of $4,232 million was $227 million (5.1 percent) lower than the first quarter of 2024. Excluding notable items of $265 million in the first quarter of 2024, first quarter of 2025 noninterest expense increased $38 million (0.9 percent) compared with the first quarter of 2024. The increase was driven by higher marketing and business development expense, technology and communications expense, and other noninterest expense, partially offset by lower compensation and employee benefits expense and other intangibles expense. Marketing and business development expense increased $46 million (33.8 percent) primarily due to a higher charitable foundation contribution. Technology and communications expense increased $26 million (5.1 percent) due to investments in infrastructure and technology development. These increases were partially offset by a $54 million (2.0 percent) decrease in compensation and employee benefits expense primarily due to cost savings from operational efficiencies, partially offset by merit increases.

Noninterest expense decreased $79 million (1.8 percent) from the fourth quarter of 2024. Excluding notable items of $109 million in the fourth quarter of 2024, first quarter of 2025 noninterest expense increased $30 million (0.7 percent) on a linked quarter basis, primarily driven by higher compensation and employee benefits expense, marketing and business development expense and other noninterest expense, partially offset by lower professional services expense. Compensation and employee benefits expense increased $30 million (1.2 percent) primarily due to seasonally higher stock-based compensation, higher performance-based incentives, variable compensation, and merit increases, partially offset by cost savings from operational efficiencies. Marketing and business development expense increased $22 million (13.8 percent) primarily due to a higher charitable foundation contribution.

Provision for Income Taxes
The provision for income taxes for the first quarter of 2025 resulted in a tax rate of 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.5 percent), compared with 22.1 percent on a taxable-equivalent basis (effective tax rate of 20.7 percent) in the first quarter of 2024, and 21.9 percent on a taxable-equivalent basis (effective tax rate of 20.8 percent) in the fourth quarter of 2024.

U.S. Bancorp First Quarter 2025 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q 2025	% (a)	4Q 2024	% (a)	3Q 2024	% (a)	2Q 2024	% (a)	1Q 2024	% (a)
Balance, beginning of period	$7,925		$7,927		$7,934		$7,904		$7,839
Net charge-offs
Commercial	159.47		140.42		139.43		135.42		109.35
Lease financing	4.39		6.57		8.77		8.77		7.68
Total commercial	163.47		146.43		147.44		143.43		116.36
Commercial mortgages	(5)	(.05)	44.45		69.68		35.34		15.15
Construction and development	1.04		(6)	(.23)	1.04		1.04		6.21
Total commercial real estate	(4)	(.03)	38.30		70.54		36.28		21.16

Residential mortgages	—	—	(2)	(.01)	(3)	(.01)	(4)	(.01)	—	—

Credit card	325	4.48	317	4.28	299	4.10	315	4.47	296	4.26

Retail leasing	13	1.32	8.79		5.49		3.29		5.49
Home equity and second mortgages	(1)	(.03)	1.03		(1)	(.03)	(1)	(.03)	—	—
Other	51.85		54.86		47.73		46.71		50.76
Total other retail	63.61		63.59		51.47		48.45		55.51
Total net charge-offs	547.59		562.60		564.60		538.58		488.53
Provision for credit losses	537		560		557		568		553
Balance, end of period	$7,915		$7,925		$7,927		$7,934		$7,904
Components
Allowance for loan losses	$7,584		$7,583		$7,560		$7,549		$7,514
Liability for unfunded credit commitments	331		342		367		385		390
Total allowance for credit losses	$7,915		$7,925		$7,927		$7,934		$7,904

Gross charge-offs	$690		$697		$669		$652		$595
Gross recoveries	$143		$135		$105		$114		$107

Allowance for credit losses as a percentage of
Period-end loans (%)	2.07		2.09		2.12		2.11		2.11
Nonperforming loans (%)	470		442		438		438		454
Nonperforming assets (%)	458		433		429		428		443

(a) Annualized and calculated on average loan balances

U.S. Bancorp First Quarter 2025 Results
The Company’s provision for credit losses for the first quarter of 2025 was $537 million, compared with $560 million in the fourth quarter of 2024 and $553 million in the first quarter of 2024. The first quarter of 2025 provision was $23 million (4.1 percent) lower than the fourth quarter of 2024 and $16 million (2.9 percent) lower than the first quarter of 2024. The decrease in provision expense on a year-over-year basis was primarily driven by improved credit quality and portfolio mix. The decrease in provision expense on a linked quarter basis reflected lower commercial real estate net charge-offs. The Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, including those related to changing tariff policies, and other economic factors that may affect the financial strength of corporate and consumer borrowers.

Total net charge-offs in the first quarter of 2025 were $547 million, compared with $562 million in the fourth quarter of 2024 and $488 million in the first quarter of 2024. The net charge-off ratio was 0.59 percent in the first quarter of 2025 compared with 0.60 percent in the fourth quarter of 2024, and 0.53 percent in the first quarter of 2024. The decrease in net charge-offs on a linked quarter basis was primarily due to lower net charge-offs on commercial real estate loans. The increase in net charge-offs on a year-over-year basis primarily reflected higher net charge-offs on commercial and credit card loans.

The allowance for credit losses was $7,915 million at March 31, 2025, compared with $7,925 million at December 31, 2024, and $7,904 million at March 31, 2024. The increase in the allowance for credit losses on a year-over-year basis was primarily driven by portfolio growth. The decrease in allowance for credit losses on a linked quarter basis was primarily driven by improved credit quality and portfolio mix. The ratio of the allowance for credit losses to period-end loans was 2.07 percent at March 31, 2025, compared with 2.09 percent at December 31, 2024, and 2.11 percent at March 31, 2024. The ratio of the allowance for credit losses to nonperforming loans was 470 percent at March 31, 2025, compared with 442 percent at December 31, 2024, and 454 percent at March 31, 2024.

Nonperforming assets were $1,727 million at March 31, 2025, compared with $1,832 million at December 31, 2024, and $1,786 million at March 31, 2024. The ratio of nonperforming assets to loans and other real estate was 0.45 percent at March 31, 2025, compared with 0.48 percent at December 31, 2024, and at March 31, 2024. The decrease in nonperforming assets on a year-over year basis was primarily due to lower commercial real estate nonperforming loans, partially offset by higher commercial nonperforming loans. Accruing loans 90 days or more past due were $796 million at March 31, 2025, compared with $810 million at December 31, 2024, and $714 million at March 31, 2024.

U.S. Bancorp First Quarter 2025 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31 2025	Dec 31 2024	Sep 30 2024	Jun 30 2024	Mar 31 2024

Delinquent loan ratios - 90 days or more past due
Commercial	.07	.07	.07	.06	.08
Commercial real estate	.01	.02	.02	.02	—
Residential mortgages	.19	.17	.15	.15	.12
Credit card	1.40	1.43	1.36	1.30	1.42
Other retail	.14	.15	.14	.14	.15
Total loans	.21	.21	.20	.19	.19

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.49	.55	.51	.48	.49
Commercial real estate	1.62	1.70	1.85	1.87	1.71
Residential mortgages	.31	.30	.28	.28	.26
Credit card	1.40	1.43	1.36	1.30	1.42
Other retail	.50	.50	.48	.47	.47
Total loans	.65	.69	.68	.67	.66

ASSET QUALITY (a)
($ in millions)
	Mar 31 2025	Dec 31 2024	Sep 30 2024	Jun 30 2024	Mar 31 2024
Nonperforming loans
Commercial	$589	$644	$560	$531	$522
Lease financing	27	26	25	25	27
Total commercial	616	670	585	556	549
Commercial mortgages	745	789	853	888	755
Construction and development	35	35	72	71	145
Total commercial real estate	780	824	925	959	900
Residential mortgages	141	152	154	154	155
Credit card	—	—	—	—	—
Other retail	148	147	145	141	137
Total nonperforming loans	1,685	1,793	1,809	1,810	1,741
Other real estate	23	21	21	23	25
Other nonperforming assets	19	18	18	19	20
Total nonperforming assets	$1,727	$1,832	$1,848	$1,852	$1,786
Accruing loans 90 days or more past due	$796	$810	$738	$701	$714
Nonperforming assets to loans plus ORE (%)	.45	.48	.49	.49	.48

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2025 Results

COMMON SHARES
(Millions)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024

Beginning shares outstanding	1,560	1,561	1,560	1,560	1,558
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	4	2	1	—	3
Shares repurchased	(4)	(3)	—	—	(1)
Ending shares outstanding	1,560	1,560	1,561	1,560	1,560

CAPITAL POSITION						Preliminary Data
($ in millions)	Mar 31 2025	Dec 31 2024		Sep 30 2024		Jun 30 2024		Mar 31 2024

Total U.S. Bancorp shareholders' equity	$60,096	$58,578		$58,859		$56,420		$55,568

Basel III Standardized Approach (a)
Common equity tier 1 capital	$48,482	$47,877		$47,164		$46,239		$45,239
Tier 1 capital	55,736	55,129		54,416		53,491		52,491
Total risk-based capital	64,989	64,375		63,625		62,926		62,203

Fully implemented common equity tier 1 capital ratio (a)	10.8%	10.5	% (b)	10.5	% (b)	10.2	% (b)	9.9	% (b)
Tier 1 capital ratio	12.4	12.2		12.2		11.9		11.6
Total risk-based capital ratio	14.4	14.3		14.2		14.0		13.7
Leverage ratio	8.4	8.3		8.3		8.1		8.1

Common equity to assets	7.9	7.6		7.6		7.3		7.1
Tangible common equity to tangible assets (b)	6.0	5.8		5.7		5.4		5.2
Tangible common equity to risk-weighted assets (b)	8.9	8.5		8.6		8.0		7.8
Common equity tier 1 capital to risk-weighted assets, reflecting transitional regulatory capital requirements related to the current expected credit losses methodology (a)	—	10.6		10.5		10.3		10.0

(a) Beginning January 1, 2025, the regulatory capital requirements fully reflect implementation related to the current expected credit losses methodology. Prior to 2025, the Company's capital ratios reflected certain transitional adjustments.
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $60.1 billion at March 31, 2025, compared with $58.6 billion at December 31, 2024, and $55.6 billion at March 31, 2024. During 2024, the Company's Board of Directors authorized a share repurchase program for up to $5.0 billion of the Company's outstanding common stock effective September 13, 2024. The Company began repurchasing shares, in addition to repurchases done in connection with its stock-based compensation plans, in the fourth quarter of 2024.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.8 percent at March 31, 2025, compared with 10.6 percent at December 31, 2024, and 10.0 percent at March 31, 2024.

U.S. Bancorp First Quarter 2025 Results

Investor Conference Call
On Wednesday, April 16, 2025 at 8 a.m. CT, President and Chief Executive Officer Gunjan Kedia and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online and by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on Wednesday, April 16, 2025. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with approximately 70,000 employees and $676 billion in assets as of March 31, 2025, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2025 World’s Most Ethical Companies and one of Fortune’s most admired superregional banks. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Uncertainty regarding the content, timing and impact of changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to adverse developments affecting the banking sector;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in trade policy, including the imposition of tariffs or the impacts of retaliatory tariffs;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;

U.S. Bancorp First Quarter 2025 Results
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2024, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp First Quarter 2025 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, U.S. Bancorp (the "Company") considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets
•Tangible common equity to risk-weighted assets
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or in banking regulations or were not effective for certain periods. In addition, certain capital measures related to prior periods are presented on the same basis as those in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions for the implementation of accounting guidance related to the impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, tangible efficiency ratio, net interest margin, and tax rate.
The adjusted noninterest expense, adjusted net income, adjusted diluted earnings per common share, and adjusted operating leverage exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2025	2024
Interest Income
Loans	$5,533	$5,712
Loans held for sale	28	37
Investment securities	1,308	1,175
Other interest income	647	840
Total interest income	7,516	7,764
Interest Expense
Deposits	2,511	2,884
Short-term borrowings	249	270
Long-term debt	664	625
Total interest expense	3,424	3,779
Net interest income	4,092	3,985
Provision for credit losses	537	553
Net interest income after provision for credit losses	3,555	3,432
Noninterest Income
Card revenue	398	392
Corporate payment products revenue	189	184
Merchant processing services	415	401
Trust and investment management fees	680	641
Service charges	315	315
Capital markets revenue	382	388
Mortgage banking revenue	173	166
Investment products fees	87	77
Securities gains (losses), net	—	2
Other	197	134
Total noninterest income	2,836	2,700
Noninterest Expense
Compensation and employee benefits	2,637	2,691
Net occupancy and equipment	306	296
Professional services	98	110
Marketing and business development	182	136
Technology and communications	533	507
Other intangibles	123	146
Merger and integration charges	—	155
Other	353	418
Total noninterest expense	4,232	4,459
Income before income taxes	2,159	1,673
Applicable income taxes	443	347
Net income	1,716	1,326
Net (income) loss attributable to noncontrolling interests	(7)	(7)
Net income attributable to U.S. Bancorp	$1,709	$1,319
Net income applicable to U.S. Bancorp common shareholders	$1,603	$1,209

Earnings per common share	$1.03	$.78
Diluted earnings per common share	$1.03	$.78
Dividends declared per common share	$.50	$.49
Average common shares outstanding	1,559	1,559
Average diluted common shares outstanding	1,560	1,559

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	March 31, 2025	December 31, 2024	March 31, 2024
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$50,013	$56,502	$76,985
Investment securities
Held-to-maturity	78,008	78,634	82,948
Available-for-sale	86,774	85,992	72,426
Loans held for sale	1,746	2,573	2,080
Loans
Commercial	144,081	139,484	134,726
Commercial real estate	48,334	48,859	52,677
Residential mortgages	118,907	118,813	116,079
Credit card	29,223	30,350	27,844
Other retail	41,274	42,326	43,262
Total loans	381,819	379,832	374,588
Less allowance for loan losses	(7,584)	(7,583)	(7,514)
Net loans	374,235	372,249	367,074
Premises and equipment	3,582	3,565	3,537
Goodwill	12,555	12,536	12,479
Other intangible assets	5,381	5,547	6,031
Other assets	64,195	60,720	60,046
Total assets	$676,489	$678,318	$683,606

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$84,086	$84,158	$91,220
Interest-bearing	428,439	434,151	436,843
Total deposits	512,525	518,309	528,063
Short-term borrowings	17,158	15,518	17,102
Long-term debt	59,859	58,002	52,693
Other liabilities	26,389	27,449	29,715
Total liabilities	615,931	619,278	627,573
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,678	8,715	8,642
Retained earnings	77,691	76,863	74,473
Less treasury stock	(24,060)	(24,065)	(24,023)
Accumulated other comprehensive income (loss)	(9,042)	(9,764)	(10,353)
Total U.S. Bancorp shareholders' equity	60,096	58,578	55,568
Noncontrolling interests	462	462	465
Total equity	60,558	59,040	56,033
Total liabilities and equity	$676,489	$678,318	$683,606

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	March 31, 2025		December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total equity	$60,558		$59,040	$59,321	$56,885	$56,033
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(462)		(462)	(462)	(465)	(465)
Common equity (a)	53,288		51,770	52,051	49,612	48,760
Goodwill (net of deferred tax liability) (1)	(11,521)		(11,508)	(11,540)	(11,449)	(11,459)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,761)		(1,846)	(1,944)	(2,047)	(2,158)
Tangible common equity (b)	40,006		38,416	38,567	36,116	35,143

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation			47,877	47,164	46,239	45,239
Adjustments (2)			(433)	(433)	(433)	(433)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (c)			47,444	46,731	45,806	44,806

Total assets (d)	676,489		678,318	686,469	680,058	683,606
Goodwill (net of deferred tax liability) (1)	(11,521)		(11,508)	(11,540)	(11,449)	(11,459)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,761)		(1,846)	(1,944)	(2,047)	(2,158)
Tangible assets (e)	663,207		664,964	672,985	666,562	669,989

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (f)	450,290	*	450,498	447,476	449,111	452,831
Adjustments (3)			(368)	(368)	(368)	(368)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (g)			450,130	447,108	448,743	452,463

Ratios *
Common equity to assets (a)/(d)	7.9%		7.6%	7.6%	7.3%	7.1%
Tangible common equity to tangible assets (b)/(e)	6.0		5.8	5.7	5.4	5.2
Tangible common equity to risk-weighted assets (b)/(f)	8.9		8.5	8.6	8.0	7.8
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (c)/(g)			10.5	10.5	10.2	9.9

	Three Months Ended
	March 31, 2025		December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income applicable to U.S. Bancorp common shareholders	$1,603		$1,581	$1,601	$1,518	$1,209
Intangibles amortization (net-of-tax)	97		110	112	113	115
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,700		1,691	1,713	1,631	1,324
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (h)	6,894		6,727	6,815	6,560	5,325

Average total equity	60,071		59,272	58,744	56,492	56,131
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(460)		(460)	(461)	(463)	(464)
Average goodwill (net of deferred tax liability) (1)	(11,513)		(11,515)	(11,494)	(11,457)	(11,473)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,806)		(1,885)	(1,981)	(2,087)	(2,208)
Average tangible common equity (i)	39,484		38,604	38,000	35,677	35,178

Return on tangible common equity (h)/(i)	17.5%		17.4%	17.9%	18.4%	15.1%

Net interest income	$4,092		$4,146	$4,135	$4,023	$3,985
Taxable-equivalent adjustment (4)	30		30	31	29	30
Net interest income, on a taxable-equivalent basis	4,122		4,176	4,166	4,052	4,015

Net interest income, on a taxable-equivalent basis (as calculated above)	4,122		4,176	4,166	4,052	4,015
Noninterest income	2,836		2,833	2,698	2,815	2,700
Less: Securities gains (losses), net	—		(1)	(119)	(36)	2
Total net revenue, excluding net securities gains (losses) (j)	6,958		7,010	6,983	6,903	6,713

Noninterest expense (k)	4,232		4,311	4,204	4,214	4,459
Less: Intangible amortization	123		139	142	142	146
Noninterest expense, excluding intangible amortization (l)	4,109		4,172	4,062	4,072	4,313

Efficiency ratio (k)/(j)	60.8%		61.5%	60.2%	61.0%	66.4%
Tangible efficiency ratio (l)/(j)	59.1		59.5	58.2	59.0	64.2
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	March 31, 2025	December 31, 2024	March 31, 2024	Percent Change
Net income applicable to U.S. Bancorp common shareholders		$1,581	$1,209
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)		(81)	(198)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)		1,662	1,407

Average diluted common shares outstanding (b)		1,560	1,559
Diluted earnings per common share, excluding notable items (a)/(b)		$1.07	$.90

Net interest income	$4,092		$3,985
Taxable-equivalent adjustment (2)	30		30
Net interest income, on a taxable-equivalent basis	4,122		4,015

Net interest income, on a taxable-equivalent basis (as calculated above)	4,122		4,015
Noninterest income	2,836		2,700
Total net revenue	6,958		6,715	3.6%	(c)

Noninterest expense	4,232		4,459	(5.1)%	(d)
Less: Notable items (1)	—		265
Total noninterest expense, excluding notable items	4,232		4,194	0.9%	(e)

Operating leverage (c) - (d)	8.7%
Operating leverage, excluding notable items (c) - (e)	2.7%

(1)Notable items of $109 million ($82 million net-of-tax) for the three months ended December 31, 2024 included lease impairments and operational efficiency actions. Notable items of $265 million ($199 million net-of-tax) for the three months ended March 31, 2024 included $155 million of merger and integration-related charges and a $110 million charge for the increase in the FDIC special assessment.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Business Segment Schedules First Quarter 2025
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

BUSINESS SEGMENT FINANCIAL PERFORMANCE				Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change
Business Segment	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Wealth, Corporate, Commercial and Institutional Banking	$1,171	$1,275	$1,126	(8.2)	4.0
Consumer and Business Banking	398	433	469	(8.1)	(15.1)
Payment Services	340	214	236	58.9	44.1
Treasury and Corporate Support	(200)	(259)	(512)	22.8	60.9
Consolidated Company	$1,709	$1,663	$1,319	2.8	29.6

	Income Before Provision and Taxes			Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Wealth, Corporate, Commercial and Institutional Banking	$1,572	$1,750	$1,642	(10.2)	(4.3)
Consumer and Business Banking	593	658	680	(9.9)	(12.8)
Payment Services	770	749	674	2.8	14.2
Treasury and Corporate Support	(209)	(459)	(740)	54.5	71.8
Consolidated Company	$2,726	$2,698	$2,256	1.0	20.8
Business Segments
The Company’s major business segments are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business segment results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2025 and 2024, certain organization and methodology changes were made, including revising the Company's business segment funds transfer-pricing methodology related to deposits and loans during the second quarter of 2024. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING				Preliminary data
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,743	$1,919	$1,910	(9.2)	(8.7)
Noninterest income	1,167	1,161	1,112.5		4.9
Total net revenue	2,910	3,080	3,022	(5.5)	(3.7)
Noninterest expense	1,338	1,330	1,380.6		(3.0)
Income before provision and taxes	1,572	1,750	1,642	(10.2)	(4.3)
Provision for credit losses	10	50	141	(80.0)	(92.9)
Income before income taxes	1,562	1,700	1,501	(8.1)	4.1
Income taxes and taxable-equivalent adjustment	391	425	375	(8.0)	4.3
Net income	1,171	1,275	1,126	(8.2)	4.0
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,171	$1,275	$1,126	(8.2)	4.0

Average Balance Sheet Data
Loans	$177,973	$173,111	$171,137	2.8	4.0
Other earning assets	11,957	11,399	8,738	4.9	36.8
Goodwill	4,824	4,824	4,824	—	—
Other intangible assets	863	903	1,059	(4.4)	(18.5)
Assets	208,621	202,697	199,260	2.9	4.7

Noninterest-bearing deposits	55,093	56,917	58,555	(3.2)	(5.9)
Interest-bearing deposits	214,318	217,652	208,309	(1.5)	2.9
Total deposits	269,411	274,569	266,864	(1.9)	1.0

Total U.S. Bancorp shareholders' equity	21,549	21,234	21,760	1.5	(1.0)

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,572 million of income before provision and taxes in the first quarter of 2025, compared with $1,642 million in the first quarter of 2024, and contributed $1,171 million of the Company’s net income in the first quarter of 2025. The provision for credit losses decreased $131 million (92.9 percent) compared with the first quarter of 2024 primarily due to improved credit quality and portfolio mix. Total net revenue was $112 million (3.7 percent) lower in the first quarter of 2025 due to a decrease of $167 million (8.7 percent) in net interest income, partially offset by an increase of $55 million (4.9 percent) in total noninterest income. Net interest income decreased primarily due to deposit mix. Total noninterest income increased primarily due to business growth and favorable market conditions across most categories. Total noninterest expense decreased $42 million (3.0 percent) compared with the first quarter of 2024 primarily due to lower compensation and employee benefits expense.

CONSUMER AND BUSINESS BANKING				Preliminary data
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,759	$1,922	$1,879	(8.5)	(6.4)
Noninterest income	407	367	424	10.9	(4.0)
Total net revenue	2,166	2,289	2,303	(5.4)	(5.9)
Noninterest expense	1,573	1,631	1,623	(3.6)	(3.1)
Income before provision and taxes	593	658	680	(9.9)	(12.8)
Provision for credit losses	62	80	54	(22.5)	14.8
Income before income taxes	531	578	626	(8.1)	(15.2)
Income taxes and taxable-equivalent adjustment	133	145	157	(8.3)	(15.3)
Net income	398	433	469	(8.1)	(15.1)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$398	$433	$469	(8.1)	(15.1)

Average Balance Sheet Data
Loans	$153,945	$155,132	$154,956	(.8)	(.7)
Other earning assets	1,778	2,738	1,879	(35.1)	(5.4)
Goodwill	4,325	4,326	4,326	—	—
Other intangible assets	4,368	4,324	4,696	1.0	(7.0)
Assets	166,532	168,789	169,195	(1.3)	(1.6)

Noninterest-bearing deposits	19,181	20,220	21,389	(5.1)	(10.3)
Interest-bearing deposits	200,833	200,388	198,798.2		1.0
Total deposits	220,014	220,608	220,187	(.3)	(.1)

Total U.S. Bancorp shareholders' equity	13,706	14,054	14,851	(2.5)	(7.7)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $593 million of income before provision and taxes in the first quarter of 2025, compared with $680 million in the first quarter of 2024, and contributed $398 million of the Company’s net income in the first quarter of 2025. The provision for credit losses increased $8 million (14.8 percent) compared with the first quarter of 2024 primarily due to higher net charge-offs. Total net revenue was lower by $137 million (5.9 percent) in the first quarter of 2025 due to a decrease of $120 million (6.4 percent) in net interest income and a decrease of $17 million (4.0 percent) in total noninterest income. Net interest income decreased due to deposit mix. Total noninterest income decreased primarily due to lower service charges, partially offset by higher mortgage banking revenue. Total noninterest expense decreased $50 million (3.1 percent) primarily due to lower compensation and employee benefits expense.

PAYMENT SERVICES				Preliminary data
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$742	$729	$702	1.8	5.7
Noninterest income	1,036	1,052	979	(1.5)	5.8
Total net revenue	1,778	1,781	1,681	(.2)	5.8
Noninterest expense	1,008	1,032	1,007	(2.3)	.1
Income before provision and taxes	770	749	674	2.8	14.2
Provision for credit losses	317	463	359	(31.5)	(11.7)
Income before income taxes	453	286	315	58.4	43.8
Income taxes and taxable-equivalent adjustment	113	72	79	56.9	43.0
Net income	340	214	236	58.9	44.1
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$340	$214	$236	58.9	44.1

Average Balance Sheet Data
Loans	$41,611	$42,023	$39,803	(1.0)	4.5
Other earning assets	57	290	153	(80.3)	(62.7)
Goodwill	3,392	3,399	3,332	(.2)	1.8
Other intangible assets	249	262	300	(5.0)	(17.0)
Assets	46,829	48,546	46,814	(3.5)	—

Noninterest-bearing deposits	2,682	2,592	2,791	3.5	(3.9)
Interest-bearing deposits	95	95	97	—	(2.1)
Total deposits	2,777	2,687	2,888	3.3	(3.8)

Total U.S. Bancorp shareholders' equity	10,229	10,154	9,965.7		2.6

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $770 million of income before provision and taxes in the first quarter of 2025, compared with $674 million in the first quarter of 2024, and contributed $340 million of the Company’s net income in the first quarter of 2025. The provision for credit losses decreased by $42 million (11.7 percent) compared with the first quarter of 2024 due to improved portfolio mix and stabilizing credit quality. Total net revenue increased $97 million (5.8 percent) in the first quarter of 2025 due to higher net interest income of $40 million (5.7 percent) and higher total noninterest income of $57 million (5.8 percent). Net interest income increased primarily due to higher average loan balances and lower funding costs, partially offset by lower loan spreads. Total noninterest income increased due to business volume growth across all fee categories, and the impact of other favorable items. Total noninterest expense increased slightly by $1 million (0.1 percent).

TREASURY AND CORPORATE SUPPORT				Preliminary data
($ in millions)				Percent Change
	1Q 2025	4Q 2024	1Q 2024	1Q25 vs 4Q24	1Q25 vs 1Q24
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($122)	($394)	($476)	69.0	74.4
Noninterest income	226	253	185	(10.7)	22.2
Total net revenue	104	(141)	(291)	nm	nm
Noninterest expense	313	318	449	(1.6)	(30.3)
Income (loss) before provision and taxes	(209)	(459)	(740)	54.5	71.8
Provision for credit losses	148	(33)	(1)	nm	nm
Income (loss) before income taxes	(357)	(426)	(739)	16.2	51.7
Income taxes and taxable-equivalent adjustment	(164)	(174)	(234)	5.7	29.9
Net income	(193)	(252)	(505)	23.4	61.8
Net (income) loss attributable to noncontrolling interests	(7)	(7)	(7)	—	—
Net income (loss) attributable to U.S. Bancorp	($200)	($259)	($512)	22.8	60.9

Average Balance Sheet Data
Loans	$5,499	$5,389	$5,174	2.0	6.3
Other earning assets	217,410	224,186	214,295	(3.0)	1.5
Goodwill	—	—	—	—	—
Other intangible assets	8	8	10	—	(20.0)
Assets	247,411	251,875	238,640	(1.8)	3.7

Noninterest-bearing deposits	2,740	3,180	2,052	(13.8)	33.5
Interest-bearing deposits	11,592	11,269	11,070	2.9	4.7
Total deposits	14,332	14,449	13,122	(.8)	9.2

Total U.S. Bancorp shareholders' equity	14,127	13,370	9,091	5.7	55.4

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $209 million loss before provision and taxes in the first quarter of 2025, compared with a $740 million loss before provision and taxes in the first quarter of 2024, and recorded a net loss of $200 million in the first quarter of 2025. The provision for credit losses increased $149 million compared with the first quarter of 2024 primarily due to deteriorating economic conditions and increased economic uncertainty. Total net revenue was higher by $395 million in the first quarter of 2025 due to an increase of $354 million (74.4 percent) in net interest income and an increase of $41 million (22.2 percent) in total noninterest income. Net interest income increased primarily due to lower funding costs as well as benefits from the mix of earning assets and fixed asset repricing. The increase in total noninterest income was primarily due to higher capital markets revenue, higher tax credit investment activity and the impact of other favorable items in other revenue. Total noninterest expense decreased $136 million (30.3 percent) compared with the first quarter of 2024 primarily due to notable items in the prior year quarter, partially offset by higher marketing and business development expense, technology and communications expense and other noninterest expense.

Income taxes are assessed to each business segment at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.